7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FIRST QUARTER 2012 RESULTS

First Quarter Comparable Store Sales Increase at the High End of Guidance
Company Reports Record Quarterly Earnings per Share
Completes Three-for-Two Stock Split

Evansville, Indiana, May 17, 2012 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today reported results for the first quarter ended April 28, 2012.

First Quarter Highlights

•	Net sales of $222.6 million, a 12.2 percent increase compared to the first quarter last year

•	Growth in comparable store sales of 7.3 percent

•	Earnings per diluted share increased 8.0 percent to $0.54 (adjusted for the three-for-two stock split effected April 27, 2012)

•	Company opened 13 new stores, including six stores in the Dallas/Fort Worth Metroplex

Mark Lemond, President and CEO, commented, “During the first quarter of 2012, we exceeded our earnings expectations and reported the highest quarterly earnings in the Company’s history.  Customers responded favorably to our athletic and spring footwear assortment, which helped generate sales at the high end of our guidance for the first quarter.  Additionally, our gross profit margin and expenses were better than we originally anticipated.”

Completion of Stock Split and First Quarter Financial Results

On March 23, 2012, the Company’s Board of Directors authorized a three-for-two stock split of the shares of the Company’s common stock, which was effected in the form of a stock dividend.  The stock split entitled each shareholder of record at the close of business on April 13, 2012 to receive one additional share of common stock for every two shares of common stock owned as of that date, and was paid on April 27, 2012.  Upon the completion of the stock split, the Company’s outstanding shares increased from approximately 13.6 million shares to approximately 20.4 million shares.  The financial information included with this press release has been adjusted to reflect the completion of the stock split.

The Company reported net sales of $222.6 million for the first quarter of fiscal 2012, a 12.2 percent increase over net sales of $198.5 million in the first quarter of fiscal 2011.  Comparable store sales increased 7.3 percent for the first quarter of fiscal 2012.  Net earnings for the first quarter increased to $11.0 million, or $0.54 per diluted share, from net earnings of $9.9 million, or $0.50 per diluted share in the first quarter of last year.

The gross profit margin for the first quarter of fiscal 2012 decreased to 30.8 percent compared to 31.1 percent for the first quarter of fiscal 2011.  The merchandise margin decreased 0.7 percent, while buying, distribution and occupancy costs decreased 0.4 percent as a percentage of sales.  Selling, general and administrative expenses for the first quarter increased $4.9 million to $50.6 million; however, as a percentage of sales, these expenses decreased to 22.7 percent compared to 23.0 percent in the first quarter of 2011 due to the leverage associated with the comparable store sales increase.  Pre-opening expenses increased $1.1 million in the first quarter to $1.6 million.  These expenses, included in distribution, occupancy and selling, increased primarily as a result of opening 13 new stores as compared four stores opened in the first quarter last year.

Mr. Lemond continued, “We will continue our accelerated store growth in the second quarter with the opening of 11 stores, including our first two stores in Puerto Rico.  This accelerated growth is anticipated to increase our earnings long-term.  However in near term, the higher expenses resulting from this acceleration in store growth will lead to a decrease in earnings for the second quarter.”

Second Quarter Fiscal 2012 Earnings Outlook

The Company expects second quarter net sales to be in the range of $179 to $182 million with a comparable store sales increase in the range of 1 to 3 percent.  Earnings per diluted share in the second quarter of fiscal 2012 are expected to be in the range of $0.08 to $0.11.  In the second quarter of fiscal 2011, the Company earned $0.14 per diluted share. Included in the Company’s second quarter of 2012 earnings guidance is an increase in pre-opening costs of $1.2 million, or $0.04 per diluted share.  This is due to the acceleration of store openings in the second quarter of fiscal 2012 (11 store openings compared to five in the second quarter of last year).

Store Growth

        The Company expects to open 30 new stores and close six stores in fiscal 2012.  Store openings and closings by quarter are as follows:

Fiscal 2012	New Stores	Stores Closings
1st Quarter	13	3
2nd Quarter	11	2
3rd Quarter	6	0
4th Quarter	0	1
Fiscal year	30	6

The 13 new stores opened during the first quarter include locations in:

City	Market	Total Stores in the Market
Crestwood, IL	Chicago	22
Arlington, TX	Dallas	6
Dallas, TX	Dallas	6
Irving, TX	Dallas	6
Lewisville, TX	Dallas	6
Mansfield, TX	Dallas	6
Rockwall, TX	Dallas	6
El Paso, TX	El Paso	1
Kissimmee, FL	Orlando	9
Orlando, FL	Orlando	9
Sanford, FL	Orlando	9
Sarasota, FL	Tampa	5
Palm Beach Gardens, FL	West Palm Beach	5

Conference Call

Today, at 4:30 p.m. Eastern time, the Company will host a conference call to discuss the first quarter results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of May 17, 2012, the Company operates 336 stores in 32 states and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Date of Annual Shareholder Meeting

As previously announced, the Company will hold its Annual Meeting of Shareholders on June 14, 2012.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; our ability to successfully grow our e-commerce business; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in China, Brazil, Europe and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen Weeks Ended April 28, 2012	Thirteen Weeks Ended April 30, 2011

Net sales	$222,613	$198,450
Cost of sales (including buying, distribution and occupancy costs)	154,074	136,690

Gross profit	68,539	61,760
Selling, general and administrative expenses	50,562	45,625

Operating income	17,977	16,135
Interest income	(16)	(28)
Interest expense	68	61

Income before income taxes	17,925	16,102
Income tax expense	6,905	6,183

Net income	$11,020	$9,919

Net income per share:
Basic	$.54	$.51
Diluted	$.54	$.50

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	April 28, 2012	January 28, 2012	April 30, 2011

ASSETS
Current Assets:
Cash and cash equivalents	$92,291	$70,602	$69,053
Accounts receivable	4,197	2,621	1,210
Merchandise inventories	243,260	237,655	218,260
Deferred income tax benefit	2,562	2,496	3,798
Other	4,044	2,887	3,512
Total Current Assets	346,354	316,261	295,833
Property and equipment-net	72,168	69,232	64,323
Other	1,005	1,069	1,448
Total Assets	$419,527	$386,562	$361,604

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$68,654	$61,238	$54,920
Accrued and other liabilities	23,778	14,522	20,144
Total Current Liabilities	92,432	75,760	75,064
Deferred lease incentives	15,301	12,964	9,049
Accrued rent	6,415	6,029	5,285
Deferred income taxes	1,381	1,930	1,127
Deferred compensation	6,575	6,054	5,579
Other	212	141	1,373
Total Liabilities	122,316	102,878	97,477
Total Shareholders' Equity	297,211	283,684	264,127
Total Liabilities and Shareholders' Equity	$419,527	$386,562	$361,604

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Thirteen Weeks Ended April 28, 2012	Thirteen Weeks Ended April 30, 2011
Cash flows from operating activities:
Net income	$11,020	$9,919
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,831	3,493
Stock-based compensation	692	1,225
Loss on retirement of assets	13	119
Deferred income taxes	(614)	935
Lease incentives	2,660	1,212
Other	396	352
Changes in operating assets and liabilities:
Accounts receivable	(1,576)	341
Merchandise inventories	(5,605)	(5,331)
Accounts payable and accrued liabilities	12,932	2,248
Other	4,955	2,516

Net cash provided by operating activities	28,704	17,029

Cash flows from investing activities:
Purchases of property and equipment	(8,545)	(6,872)
Proceeds from sale of property and equipment	0	4

Net cash used in investing activities	(8,545)	(6,868)

Cash flows from financing activities:
Proceeds from issuance of stock	1,097	118
Excess tax benefits from stock-based compensation	433	1,211
Purchase of treasury stock	0	(2,630)

Net cash provided by (used in) financing activities	1,530	(1,301)

Net increase in cash and cash equivalents	21,689	8,860
Cash and cash equivalents at beginning of period	70,602	60,193

Cash and Cash Equivalents at End of Period	$92,291	$60,053